Exhibit 99.1

CONTACT: AT THE COMPANY
Robert McCadden
EVP & CFO
(215) 875-0735
Heather Crowell
SVP, Strategy and Communications
(215) 454-1241
heather.crowell@preit.com

PREIT Reports Fourth Quarter and Full year 2017 Results

Achieves Record New leasing Activity
Secures Liquidity to Fund Redevelopment Pipeline
Leased 9 of 11 Department Store Spaces

Philadelphia, PA, February 14, 2018 - PREIT (NYSE: PEI) today reported results for the quarter and year ended December 31, 2017. A description of each non-GAAP financial measure and the related reconciliation to the comparable GAAP financial measure is located in the tables accompanying this release.

	Quarter Ended December 31,		Year Ended December 31,
(per share amounts)	2017	2016	2017	2016
Net income (loss) per share - basic and diluted	$(0.05)	$(0.40)	$(0.89)	$(0.40)
FFO per diluted share and OP unit	$0.44	$0.57	$1.58	$1.89
FFO, as adjusted	$0.51	$0.57	$1.67	$1.91
FFO from assets sold in 2016 and 2017	$0.00	$(0.07)	$(0.07)	$(0.29)
FFO, as adjusted for assets sold	$0.51	$0.50	$1.60	$1.62

Business Highlights:

•	Same Store NOI excluding lease terminations increased by 4.0% for the quarter and 1.3% for the year ended December 31, 2017 for wholly owned properties, compared to prior year.

◦	Same Store NOI excluding lease terminations for all our properties improved by 3.0% for the quarter and by 0.7% for the year ended December 31, 2017 as compared to the prior periods.

◦	Same Store NOI for the quarter was impacted by $1.6 million as a result of bankruptcies and $0.5 million as a result of co-tenancy rent adjustments.

•	Non-anchor leased space for same store malls was 94.9%, 110 basis points over year end occupancy.

◦	Non-anchor occupancy for same store malls improved 180 basis points compared to September 30, 2017 and 10 basis points to 93.8% compared to December 31, 2016.

•	Comparable store sales per square foot across the portfolio increased 2.4% to $475 compared to $464 as of

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December 31, 2016. Excluding assets sold, sales per square foot grew 1.1% for the year and 2.7% during the holiday period.

•	Average Renewal spreads for tenants less than 10,000 square feet were 10.8% for the quarter and 5.1% for the year ended December 31, 2017.

•	Established a liquidity position in excess of the Company’s redevelopment pipeline through execution of the Company’s capital plan.

•
Anchor replacements opened in the quarter: DICK’s Sporting Goods, Field & Stream and HomeGoods at Viewmont Mall; DICK’s Sporting Goods and Fine Wine + Good Spirits at Capital City Mall; Burlington at Magnolia Mall; Whole Foods Market at Exton Square (January 2018).

•
Leases executed in former anchor space for future openings: HomeGoods and Five Below at Magnolia Mall; Belk, Tilt and Onelife Fitness at Valley Mall; HomeSense and Sierra Trading Post at Moorestown Mall; Von Maur at Woodland Mall.

“Our 2017 results and record leasing activity confirm that our strategy to drive quality through dispositions and our anchor transformation effort is yielding successful results,” said Joseph F. Coradino, Chief Executive Officer. “As we look toward 2018, we are confident that our redevelopment and remerchandising will continue to drive interest from a diverse mix of tenants, generate traffic, sales and NOI, to amplify the value of our assets and create shareholder value.”
Primary Factors Affecting Financial Results for the Quarters Ended December 31, 2017 and December 31, 2016:

•
Net loss attributable to PREIT common shareholders was $3.4 million, or $0.05 per basic and diluted share, compared to net loss attributable to PREIT common shareholders of $27.8 million, or $0.40 per basic and diluted share for the quarter ended December 31, 2016.

•
Same Store NOI excluding lease termination income increased by 3.0%, or $2.1 million, to $70.1 million for the quarter ended December 31, 2017 compared to $68.0 million for the quarter ended December 31, 2016.

•	Lease termination income at same store properties was $0.5 million in the quarter ended December 31, 2017 compared to $2.0 million in the quarter ended December 31, 2016.

•	Non Same Store NOI decreased $5.8 million primarily due to properties sold in 2017 as compared to the quarter ended December 31, 2016.

•
FFO, as adjusted, for the quarter was $0.51 per diluted share and OP Unit, compared to $0.57 per diluted share and OP Unit in the prior year. Net dilution from assets sold in 2017 and 2016 impacted quarterly results by approximately $0.07 per diluted share.

•	Interest expense decreased by $2.8 million primarily due to a decrease in our average debt balance and lower average interest rates.

•	Dividends payable to preferred shareholders increased by $3.1 million as a result of our 2017 Series C and Series D Preferred Share Issuances.

•	Loss on redemption of preferred shares of $4.1 million was recorded in connection with the retirement of our 8.25% Series A Preferred Shares.

•	Impairment of assets of $38.0 million recognized on Beaver Valley Mall, Crossroads Mall and White Clay Point land in the quarter ended December 31, 2016.

Primary Factors Affecting Financial Results for the Year Ended December 31, 2017 and December 31, 2016:

•
Net loss attributable to PREIT common shareholders was $61.3 million, or $0.89 per basic and diluted share, compared to net loss attributable to PREIT common shareholders of $27.2 million, or $0.40 per basic and diluted share for the year ended December 31, 2016.

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•	Same Store NOI excluding lease termination income was $243.5 million for the year ended December 31, 2017 compared to $241.9 million for the year ended December 31, 2016.

•	Lease termination income at same store properties was $3.1 million in the year ended December 31, 2017 compared to $6.0 million in the year ended December 31, 2016.

•	Non Same Store NOI decreased $18.2 million primarily due to properties sold in 2017 and 2016.

•
FFO, as adjusted, for the year was $1.67 per diluted share and OP Unit, compared to $1.91 per diluted share and OP Unit in the prior year. Net dilution from assets sold in 2017 and 2016 impacted annual results by approximately $0.22 per diluted share.

•	Interest expense decreased by $12.3 million primarily due to a decrease in our average debt balance and lower average interest rates.

•	Dividends payable to preferred shareholders increased by $12.0 million as a result of our 2017 Series C and Series D Preferred Share Issuances.

•	Loss on redemption of preferred shares of $4.1 million was recorded in connection with the retirement of our 8.25% Series A Preferred Shares.

•
Impairment of assets of $55.8 million was recognized on Logan Valley Mall, Valley View Mall and two land parcels in the year ended December 31, 2017 compared to impairment of assets of $62.6 million recognized on Beaver Valley Mall, Crossroads Mall, White Clay Point land, Washington Crown Center and an office building located at Voorhees Town Center in the year ended December 31, 2016.

•	Gain on sale from disposition of 801 Market Street Office at Fashion District Philadelphia was $6.5 million in the year ended December 31, 2017.

•	Gains on sales of non-operating real estate were $1.3 million in the year ended December 31, 2017 compared to $0.4 million in the year ended December 31, 2016.

•	Losses on sales of real estate were $0.4 million in the year ended December 31, 2017 compared to gains of $23.0 million in the year ended December 31, 2016.

All NOI and FFO amounts referenced as primary factors affecting financial results above include our share of unconsolidated properties’ revenues and expenses.

Financing Activities
In January 2018, the Company closed on a new $250.0 million Term Loan secured by a pledge of equity in certain entities that own Fashion District Philadelphia, of which the Company is a 50% partner. The interest-only loan matures in January 2023 with an interest rate of LIBOR + 200 basis points over LIBOR and is severally guaranteed by each partner’s respective operating partnership.

In January 2018, the Company also completed an amendment and extension of the mortgage loan on Francis Scott Key Mall. The $68.5 million loan carries an interest rate of LIBOR + 260 basis points, mirroring existing terms. The loan has an initial maturity date of January 2022 and includes a one-year extension option to January 2023.

In October 2017, the Company closed on the early refinancing of the mortgage loan on Lehigh Valley Mall, of which the Company is a 50% partner, generating proceeds of $35.3 million, at the Company’s share. The new $200.0 million loan carries a fixed 4.06% interest rate and matures in 10 years. The previous loan was set to mature in 2020 and carried an interest rate of 5.88% resulting in annual interest rate savings of $1.1 million on the previous loan amount.

Retail Operations
The following tables set forth information regarding sales per square foot and occupancy in the Company’s mall

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portfolio, including unconsolidated properties:

A reconciliation of portfolio sales per square foot (1) can be found below:

Comp store sales for the year ended December 31, 2016	$464
Organic sales growth	5
Impact of asset sales	6
Comp store sales for the year ended December 31, 2017	$475

(1) Based on reported sales by all comparable non-anchor tenants that lease individual spaces of less than 10,000 square feet and have occupied the space for at least 24 months.

	Leased as of:	Occupancy as of:
	December 31, 2017	December 31, 2017	December 31, 2016
Same Store Malls:
Total including anchors (1)	96.6%	95.9%	95.9%
Total excluding anchors (1)	94.9%	93.8%	93.7%
Total Portfolio:
Total including anchors (1)	96.0%	95.4%	95.7%
Total excluding anchors (1)	94.2%	93.3%	93.6%
(1) Includes both consolidated and unconsolidated properties. We own a 25% to 50% interest in each of our unconsolidated properties and do not control such properties. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership.

2018 Outlook
The Company is introducing its earnings guidance for the year of Net (Loss) Income between ($0.16) and ($0.03) per diluted share and estimates FFO for the year ending December 31, 2018 will be between $1.50 and $1.60 per diluted share.

Our 2018 guidance is based on our current assumptions and expectations about market conditions, our projections regarding occupancy, retail sales and rental rates, and planned capital spending. Our guidance is forward-looking, and is subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements.

Our guidance incorporates the following assumptions, among others:

•
2018 Same Store NOI growth, excluding lease terminations, in the range of 1.25% to 2.25%, comprised of a growth rate of 2.0% to 2.5% at our wholly-owned mall properties and (3.0%) to (1.5%) at our unconsolidated retail properties;

•	Lease termination revenues of $1.5 to $3.5 million;

•	Share of NOI from Fashion District of $1.5 to $2.5 million;

•	Increase of 50-100 basis points in non-anchor occupancy at our Same Store malls;

•	G&A expense at levels comparable to 2017;

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•
Lower Corporate and other revenues of $3.5 million including decreased historical tax credit income, cessation of income from our equity investment in a digital sign company which was sold in 2017 and lower anticipated land sale gains, among other items;

•	Interest expense reflects (a) increased borrowings to fund redevelopment expenditures offset by higher capitalized interest and (b) $1.6 million of defeasance costs in 2017 not expected to recur;

•	Increased preferred dividends from issuance of Series C and D preferred shares offset by the 2017 redemption of Series A preferred shares;

•	$6.8 million ($0.09 per share) net dilution from asset sales completed during 2017 and anticipated in 2018;

•	Weighted average shares and OP units of 78.5 million for FFO and 69.7 million for Net (loss) income;

•	Capital expenditures in the range of $220 to $240 million, including redevelopment expenditures, recurring capital expenditures and tenant allowances; and

•	Our guidance does not assume any capital market transactions, other than mortgage loan refinancings in the ordinary course of business.

	2018 Guidance Range
(In millions, except per share amounts)	Low	High
Net (loss) income allocable to common shareholders	$ (11)	$ (2)
Depreciation and amortization	129	128
Gain on sale of operating property	(2)	(3)
Non-controlling interest	2	3
Funds From Operations (FFO)	$118	$126
FFO per share	$1.50	$1.60
Net (loss) income per share	$ (0.16)	$ (0.03)

An earlier version of this release was temporarily available on our website. This constitutes the final version of our Q4 2017 earnings release.

Conference Call Information
Management has scheduled a conference call for 11:00 a.m. Eastern Time on Thursday,
February 15, 2018, to review the Company’s results and future outlook. To listen to the call, please dial 1-866-393-4306 (domestic toll free), or 1-734-385-2616 (international), and request to join the PREIT call, Conference ID 1081847, at least five minutes before the scheduled start time. Investors can also access the call in a "listen only" mode via the internet at the Company’s website, preit.com. Please allow extra time prior to the call to visit the site and download the necessary software to listen to the Internet broadcast. Financial and statistical information expected to be discussed on the call will also be available on the Company’s website. For best results when listening to the webcast, the Company recommends using Flash Player.

For interested individuals unable to join the conference call, the online archive of the webcast will also be available for one year following the call.

About PREIT
PREIT (NYSE:PEI) is a publicly traded real estate investment trust that owns and manages quality properties in compelling markets.  PREIT’s robust portfolio of carefully curated retail and lifestyle offerings mixed with destination dining and entertainment experiences are located primarily in the densely populated eastern U.S. with concentrations in the mid-Atlantic’s top MSAs.   Since 2012, the Company has driven a transformation guided by an emphasis on portfolio quality and balance sheet strength driven by disciplined capital expenditures. Additional

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information is available at www.preit.com or on Twitter or LinkedIn.

Rounding

Certain summarized information in the tables above may not total due to rounding.

Definitions of Non-GAAP Measures

Funds From Operations

The National Association of Real Estate Investment Trusts (“NAREIT”) defines Funds From Operations (“FFO”), which is a non-GAAP measure commonly used by REITs, as net income (computed in accordance with GAAP) excluding gains and losses on sales of operating properties, plus real estate depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures to reflect funds from operations on the same basis. We compute FFO in accordance with standards established by NAREIT, which may not be comparable to FFO reported by other REITs that do not define the term in accordance with the current NAREIT definition, or that interpret the current NAREIT definition differently than we do. NAREIT’s established guidance provides that excluding impairment write downs of depreciable real estate is consistent with the NAREIT definition.

FFO is a commonly used measure of operating performance and profitability among REITs. We use FFO and FFO per diluted share and unit of limited partnership interest in our operating partnership (“OP Unit”) in measuring our performance against our peers and as one of the performance measures for determining incentive compensation amounts earned under certain of our performance-based executive compensation programs.

FFO does not include gains and losses on sales of operating real estate assets or impairment write downs of depreciable real estate, which are included in the determination of net income in accordance with GAAP. Accordingly, FFO is not a comprehensive measure of our operating cash flows. In addition, since FFO does not include depreciation on real estate assets, FFO may not be a useful performance measure when comparing our operating performance to that of other non-real estate commercial enterprises. We compensate for these limitations by using FFO in conjunction with other GAAP financial performance measures, such as net income and net cash provided by operating activities, and other non-GAAP financial performance measures, such as NOI. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity, nor is it indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that net income is the most directly comparable GAAP measurement to FFO.

We also present Funds From Operations, as adjusted, and Funds From Operations per diluted share and OP Unit, as adjusted, which are non-GAAP measures, for the three and twelve months ended December 31, 2017 and 2016, respectively, to show the effect of such items as loss on redemption of preferred shares, provision for employee separation expense, prepayment penalties and accelerated amortization of financing costs, loss

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on hedge ineffectiveness and acquisition costs, which affected our results of operations, but are not, in our opinion, indicative of our operating performance. We also present FFO on a further adjusted basis to isolate the impact on FFO caused by property dispositions.

We believe that FFO is helpful to management and investors as a measure of operating performance because it excludes various items included in net income that do not relate to or are not indicative of operating performance, such as gains on sales of operating real estate and depreciation and amortization of real estate, among others. We believe that Funds From Operations, as adjusted, is helpful to management and investors as a measure of operating performance because it adjusts FFO to exclude items that management does not believe are indicative of our operating performance, such as loss on redemption of preferred shares, provision for employee separation expense, prepayment penalties and accelerated amortization of financing costs, loss on hedge ineffectiveness and acquisition costs.

Net Operating Income (“NOI”)

NOI (a non-GAAP measure) is derived from real estate revenue (determined in accordance with GAAP, including lease termination revenue), minus property operating expenses (determined in accordance with GAAP), plus our share of revenue and operating expenses of our unconsolidated partnership investments. NOI does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income (determined in accordance with GAAP) as an indication of our financial performance or to be an alternative to cash flow from operating activities (determined in accordance with GAAP) as a measure of our liquidity. It is not indicative of funds available for our cash needs, including our ability to make cash distributions. We believe that NOI is helpful to management and investors as a measure of operating performance because it is an indicator of the return on property investment, and provides a method of comparing property performance over time. We believe that net income is the most directly comparable GAAP measurement to NOI.

NOI excludes other income, general and administrative expenses, provision for employee separation expenses, interest expense, depreciation and amortization, gains on sales of real estate by equity method investees, gains on sale of interest in non operating real estate, gain on sale interest in real estate, impairment of assets, project costs and other expenses.

Same Store NOI is calculated using retail properties owned for the full periods presented and excludes properties acquired or disposed of or under redevelopment during the periods presented. Non Same Store NOI is calculated using the retail properties excluded from the calculation of Same Store NOI.

Financial Information of our Unconsolidated Properties

The non-GAAP financial measures of FFO and NOI presented in this press release incorporate financial information attributable to our share of unconsolidated properties. This proportionate financial information is also non-GAAP financial information, but we believe that it is helpful information because it reflects the proportionate contribution from our unconsolidated properties that are owned through investments accounted for under GAAP using the

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equity method of accounting. Under such method, earnings from these unconsolidated partnerships are recorded in our statements of operations prepared in accordance with GAAP under the caption entitled “Equity in income of partnerships.”

To derive the proportionate financial information from our unconsolidated properties, we multiplied the percentage of our economic interest in each partnership on a property-by-property basis by each line item. Under the partnership agreements relating to our current unconsolidated partnerships with third parties, we own a 25% to 50% economic interest in such partnerships, and there are generally no provisions in such partnership agreements relating to special non-proportionate allocations of income or loss, and there are no preferred or priority returns of capital or other similar provisions. While this method approximates our indirect economic interest in our pro rata share of the revenue and expenses of our unconsolidated partnerships, we do not have a direct legal claim to the assets, liabilities, revenues or expenses of the unconsolidated partnerships beyond our rights as an equity owner in the event of any liquidation of such entity. Our percentage ownership is not necessarily indicative of the legal and economic implications of our ownership interest. Accordingly, NOI and FFO results based on our share of the results of unconsolidated partnerships do not represent cash generated from our investments in these partnerships.

Forward Looking Statements

This press release, together with other statements and information publicly disseminated by us, contain certain “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans, strategies, anticipated events, trends and other matters that are not historical facts. When used, the words “anticipate,” “believe,” “estimate,” “target,” “goal,” ”expect,” “intend,” “may,” “plan,” “project,” “result,” “should,” “will,” and similar expressions, which do not relate solely to historical matters, are intended to identify  forward looking statements.  We caution investors that any forward looking statements presented in this presentation and the documents that we may incorporate by reference into this document are based on management’s beliefs and assumptions made by, and currently available to management. These forward-looking statements reflect our current views about future events, achievements or results and are subject to risks, uncertainties and changes in circumstances that might cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statements. In particular, our business might be materially and adversely affected by uncertainties affecting real estate businesses generally as well as the following, among other factors: changes in the retail and real estate industries, including consolidation and store closings, particularly among anchor tenants; our ability to maintain and increase property occupancy, sales and rental rates, in light of the relatively high number of leases that have expired or are expiring in the next two years;  increases in operating costs that cannot be passed on to tenants; current economic conditions and the state of employment growth and consumer confidence and spending, and the corresponding effects on tenant business performance, prospects, solvency and leasing decisions and on our cash flows, and the value and potential impairment of our properties; the effects of online shopping and other uses of technology on our retail tenants;  risks related to our development and redevelopment activities; acts of violence at malls, including our properties, or at other similar spaces, and the potential effect on traffic and sales; our ability to identify and execute on suitable acquisition opportunities and to integrate acquired properties into our portfolio; our partnerships and joint ventures with third parties to acquire or develop properties; concentration of our properties in the Mid-Atlantic region; changes in local market conditions, such as the supply of or demand for retail space, or other

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competitive factors; changes to our corporate management team and any resulting modifications to our business strategies; our ability to sell properties that we seek to dispose of or our ability to obtain prices we seek; our substantial debt and liquidation preference of our preferred shares and our high leverage ratio; constraining leverage, unencumbered debt yield, interest and tangible net worth covenants under our principal credit agreements; potential losses on impairment of certain long-lived assets, such as real estate, or of intangible assets, such as goodwill, including such losses that we might be required to record in connection with any dispositions of assets; our ability to refinance our existing indebtedness when it matures, on favorable terms or at all; our ability to raise capital, including through joint ventures or other partnerships, through sales of properties or interests in properties, through the issuance of equity or equity-related securities if market conditions are favorable, or through other actions; our short- and long-term liquidity position; potential dilution from any capital raising transactions or other equity issuances; and general economic, financial and political conditions, including credit and capital market conditions, changes in interest rates or unemployment.

Additional factors that might cause future events, achievements or results to differ materially from those expressed or implied by our forward-looking statements include those discussed herein and in our Annual Report on Form 10-K for the year ended December 31, 2016 in the section entitled “Item 1A. Risk Factors.” We do not intend to update or revise any forward-looking statements to reflect new information, future events or otherwise.
** Quarterly supplemental financial and operating **
** Information will be available on www.preit.com **

PREIT / 10             Pennsylvania Real Estate Investment Trust
Selected Financial Data

STATEMENTS OF OPERATIONS	Quarter Ended		Twelve Months Ended
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
(In thousands, except per share amounts)
REVENUE:
Real estate revenue:
Base rent	$59,820	$63,690	$230,898	$252,115
Expense reimbursements	27,473	29,817	109,454	118,880
Percentage rent	3,143	3,585	4,366	5,245
Lease termination revenue	481	1,197	2,760	4,460
Other real estate revenue	7,054	5,853	14,046	13,897
Total real estate revenue	97,971	104,142	361,524	394,597
Other income	1,794	719	5,966	5,349
Total revenue	99,765	104,861	367,490	399,946
EXPENSES:
Operating expenses:
Property operating expenses:
CAM and real estate tax	(27,289)	(30,633)	(111,275)	(124,690)
Utilities	(3,745)	(3,837)	(16,151)	(17,053)
Other	(3,761)	(3,857)	(12,879)	(14,475)
Total property operating expenses	(34,795)	(38,327)	(140,305)	(156,218)
Depreciation and amortization	(34,169)	(34,452)	(128,822)	(126,669)
General and administrative expenses	(10,175)	(9,556)	(36,736)	(35,269)
Provision for employee separation expenses	(246)	—	(1,299)	(1,355)
Project costs and other expenses	(223)	(325)	(768)	(1,700)
Total operating expenses	(79,608)	(82,660)	(307,930)	(321,211)
Interest expense, net	(14,332)	(17,113)	(58,430)	(70,724)
Impairment of assets	(51)	(38,014)	(55,793)	(62,603)
Total expenses	(93,991)	(137,787)	(422,153)	(454,538)
Income (loss) before equity in income of partnerships, gains on sales of real estate and non operating real estate	5,774	(32,926)	(54,663)	(54,592)
Equity in income of partnerships	2,223	5,759	14,367	18,477
(Adjustment to gain) gain on sale of real estate by equity method investee	(174)	—	6,539	—
Gains (losses) on sales of interests in real estate, net	8	69	(361)	23,022
Gains on sales of non-operating real estate	784	371	1,270	380
Net income (loss)	8,615	(26,727)	(32,848)	(12,713)
Less: net loss (income) attributed to noncontrolling interest	(912)	2,867	3,504	1,365
Net income available (loss attributable) to PREIT	7,703	(23,860)	(29,344)	(11,348)
Less: dividends on preferred shares	(7,048)	(3,962)	(27,845)	(15,848)
Less: loss on redemption of preferred shares	(4,103)	—	(4,103)	—
Net loss attributable to PREIT common shareholders	$(3,448)	$(27,822)	$(61,292)	$(27,196)
Basic and diluted loss per share(1)	$(0.05)	$(0.40)	$(0.89)	$(0.40)
Weighted average number of shares outstanding for diluted EPS	69,496	69,152	69,364	69,086

 (1)For the three and twelve month periods ended December 31, 2017 and 2016, there are net losses, so the effect of common share equivalents is excluded from the calculation of diluted loss per share for these periods.

PREIT / 11             Pennsylvania Real Estate Investment Trust
Selected Financial Data

OTHER COMPREHENSIVE INCOME (LOSS)	Quarter Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
(In thousands)
Net income (loss)	$8,615	$(26,727)	$(32,848)	$(12,713)
Unrealized gain on derivatives	3,871	10,762	5,415	6,007
Amortization of losses of settled swaps, net	262	128	859	503
Total comprehensive loss	12,748	(15,837)	(26,574)	(6,203)
Less: Comprehensive loss attributable to noncontrolling interest	(1,353)	1,699	2,834	670
Comprehensive income (loss) attributable to PREIT	$11,395	$(14,138)	$(23,740)	$(5,533)

PREIT / 12             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The following table presents a reconciliation of net income (loss) determined in accordance with GAAP to FFO attributable to common shareholders and OP Unit holders, FFO attributable to common shareholders and OP Unit holders per diluted share and OP Unit, FFO, as adjusted, attributable to common shareholders and OP Unit holders and FFO, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit, for the quarter and twelve months ended December 31, 2017 and 2016:

	Quarter Ended December 31,		Twelve Months Ended December 31,
(in thousands, except per share amounts)	2017	2016	2017	2016
Net income (loss)	$8,615	$(26,727)	$(32,848)	$(12,713)
Depreciation and amortization on real estate
Consolidated properties	33,797	34,083	127,327	125,192
PREIT’s share of equity method investments	2,481	2,624	10,974	10,214
Gains on sale of real estate by equity method investee	174	—	(6,539)	—
Gains on sales of interests in real estate	(8)	(69)	361	(23,022)
Impairment of assets	51	38,014	55,793	62,603
Dividends on preferred shares	(7,048)	(3,962)	(27,845)	(15,848)
Loss on redemption of preferred shares	(4,103)	—	(4,103)	—
Funds from operations attributable to common shareholders and OP Unit holders	$33,959	$43,963	$123,120	$146,426
Loss on redemption of preferred shares	4,103	—	4,103	—
Provision for employee separation expense	246	—	1,299	1,355
Prepayment penalty and accelerated amortization of financing costs	1,557	—	1,557	—
Loss on hedge ineffectiveness	—	—	—	143
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders	$39,865	$43,963	$130,079	$147,924
Less: Funds from operations from assets sold in 2016 and 2017	(188)	(4,999)	(5,971)	(22,298)
Funds from operations, as adjusted for assets sold	$39,677	$38,964	$124,108	$125,626

Funds from operations attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.44	$0.57	$1.58	$1.89
Funds from operations, as adjusted, attributable to common shareholders and OP Unit holders per diluted share and OP Unit	$0.51	$0.57	$1.67	$1.91
Funds from operations, as adjusted for assets sold per diluted share and OP Unit	$0.51	$0.50	$1.60	$1.62

Weighted average number of shares outstanding	69,496	69,152	69,364	69,086
Weighted average effect of full conversion of OP Units	8,278	8,313	8,297	8,324
Effect of common share equivalents	—	127	93	191
Total weighted average shares outstanding, including OP Units	77,774	77,592	77,754	77,601

PREIT / 13             Pennsylvania Real Estate Investment Trust
Selected Financial Data

 NOI for the quarters ended December 31, 2017 and 2016:

	Same Store		Non-Same Store		Total
(In thousands)	2017	2016	2017	2016	2017	2016
NOI from Consolidated properties	$62,662	$60,930	$514	$4,885	$63,176	$65,815
NOI from equity method investments at ownership share	7,926	9,046	533	1,914	8,459	10,960
Total NOI	$70,588	$69,976	$1,047	$6,799	$71,635	$76,775
Less: lease termination revenue	513	1,961	14	73	527	2,034
Total NOI - excluding lease termination revenue	$70,075	$68,015	$1,033	$6,726	$71,108	$74,741

 NOI for the twelve months ended December 31, 2017 and 2016:

	Same Store		Non-Same Store		Total
(In thousands)	2017	2016	2017	2016	2017	2016
NOI from Consolidated properties	$216,403	$215,321	$4,816	$23,058	$221,219	$238,379
NOI from equity method investments at ownership share	30,266	32,579	6,494	6,418	36,760	38,997
Total NOI	$246,669	$247,900	$11,310	$29,476	$257,979	$277,376
Less: lease termination revenue	3,142	6,009	85	183	3,227	6,192
Total NOI - excluding lease termination revenue	$243,527	$241,891	$11,225	$29,293	$254,752	$271,184

PREIT / 14             Pennsylvania Real Estate Investment Trust
Selected Financial Data

The table below reconciles net income (loss) to NOI of our consolidated properties for the quarters and twelve months ended December 31, 2017 and 2016.

	Quarter Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Net income (loss)	$8,615	$(26,727)	$(32,848)	$(12,713)
Other income	(1,794)	(719)	(5,966)	(5,349)
Depreciation and amortization	34,169	34,452	128,822	126,669
General and administrative expenses	10,175	9,556	36,736	35,269
Employee separation expenses	246	—	1,299	1,355
Project costs and other expenses	223	325	768	1,700
Interest expense	14,332	17,113	58,430	70,724
Impairment of assets	51	38,014	55,793	62,603
Equity in income of partnerships	(2,223)	(5,759)	(14,367)	(18,477)
Adjustment to gain (gain) on sale of real estate by equity method investee	174	—	(6,539)	—
Gains on sales of interests in real estate, net	(8)	(69)	361	(23,022)
Gains on sales of non operating real estate	(784)	(371)	(1,270)	(380)
NOI - consolidated properties (Non GAAP)	63,176	65,815	221,219	238,379
Less: Non Same Store NOI of consolidated properties	514	4,885	4,816	23,058
Same Store NOI	62,662	60,930	216,403	215,321
Less: same store lease termination revenue	467	1,124	2,675	4,277
Same Store NOI less lease termination revenue	$62,195	$59,806	$213,728	$211,044

The table below reconciles equity in income of partnerships to NOI of equity method investments at ownership share for the quarters and twelve months ended December 31, 2017 and 2016:

	Quarter Ended December 31,		Twelve Months Ended December 31,
(in thousands)	2017	2016	2017	2016
Equity in income of partnerships	$2,223	$5,759	$14,367	$18,477
Other income	(574)	—	(594)	—
Depreciation and amortization	2,481	2,624	10,974	10,214
Interest and other expenses	4,329	2,577	12,013	10,306
NOI from equity method investments at ownership share	8,459	10,960	36,760	38,997
Less: Non Same Store NOI	533	1,914	6,494	6,418
Same Store NOI	7,926	9,046	30,266	32,579
Less: lease termination revenue	46	837	467	1,732
Same Store NOI from equity method investments less lease termination revenue at ownership share	$7,880	$8,209	$29,799	$30,847

PREIT / 15             Pennsylvania Real Estate Investment Trust
Selected Financial Data

CONSOLIDATED BALANCE SHEETS	December 31, 2017	December 31, 2016

(In thousands)
ASSETS:
INVESTMENTS IN REAL ESTATE, at cost:
Operating properties	$3,180,212	$3,196,529
Construction in progress	113,609	97,575
Land held for development	5,881	5,910
Total investments in real estate	3,299,702	3,300,014
Accumulated depreciation	(1,111,007)	(1,060,845)
Net investments in real estate	2,188,695	2,239,169
INVESTMENTS IN PARTNERSHIPS, at equity:	216,823	168,608
OTHER ASSETS:
Cash and cash equivalents	15,348	9,803
Tenant and other receivables (net of allowance for doubtful accounts of $7,248 and $6,236 at December 31, 2017 and 2016, respectively)	38,166	39,026
Intangible assets (net of accumulated amortization of $13,117 and $11,064 at December 31, 2017 and 2016, respectively)	17,693	19,746
Deferred costs and other assets, net	112,046	93,800
Assets held for sale	—	46,680
Total assets	2,588,771	2,616,832
LIABILITIES:
Mortgage loans	$1,056,084	$1,222,859
Term loans	547,758	397,043
Revolving facility	53,000	147,000
Tenants' deposits and deferred rent	11,446	13,262
Distributions in excess of partnership investments	97,868	61,833
Fair value of derivative instruments	20	1,520
Liabilities on assets held for sale	—	2,658
Accrued expenses and other liabilities	61,604	68,251
Total liabilities	1,827,780	1,914,426
EQUITY:	760,991	702,406
Total liabilities and equity	$2,588,771	$2,616,832
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